                                                                    EXHIBIT 99.1

                         IMARK ENTERS LETTER OF INTENT
                        TO ACQUIRE INTERNATIONAL ADVANCE


           INTERNATIONAL ADVANCE CONTRIBUTES $1 MILLION CASH INFUSION

            AND 30% OWNERSHIP IN UK-BASED INTERNET SERVICE PROVIDER


Herndon, VA-April 23, 1998-Imark Technologies, Inc. (NASDAQ:MAXX) announced today that it has entered into a letter of intent to acquire International Advance, a private Delaware-based holding company. International Advance owns a 29.9% interest in Voss Net, a London-based Internet Service Provider trading in the UK on the Alternative Investment Market. International Advance's interest in Voss Net is currently valued by the market at approximately $2 million. International Advance will also have a minimum of $1 million in cash before the transaction is consummated.

Under the terms of the agreement, subject to approval by Imark's Board, International Advance will receive 10.5 million shares of common stock plus 1 million shares of preferred stock and will thus acquire control of Imark. The transaction is expected to close within 30 days.

International Advance has also committed to raise further capital to fund future development and growth of Imark's business. In addition, International Advance will also fund an aggressive program of acquisitions by Imark of Internet related companies.

As part of the transaction, Imark will enter into a strategic alliance with Voss Net to serve as its base for expansion into the European Market. As part of the alliance, Imark will serve as the U.S. base for Voss Net's E-commerce initiatives with its customers, including Countdown Plc., a wholly owned subsidiary of Transmedia - Asia (NASDAQ:MBTA).

Countdown operates the world's largest discount shopping club with over 7 million members in 47 countries. Countdown is beginning to roll out the Countdown Arcade, an Internet-based version of its shopping club, and it is envisioned that Imark would be the base for Countdown's expansion into the U.S.

Commenting on the acquisition, Robert Wiedemer, President of Imark Technologies, said: "In addition to helping Imark secure financing for its growth, the acquisition of International Advance and its relationships with Voss Net provides an opportunity for Imark to expand its business into Europe. Also, by providing a U.S. base for Voss Net's European e-commerce operations, we greatly leverage the value of our e-commerce back-end support facilities. The opportunities for Imark both here and in Europe will help Imark to more rapidly increase revenues and reach profitability. These opportunities, combined with the aggressive acquisition plans, make this a very exciting transaction."

About Imark Technologies, Inc.
Imark Technologies, Inc. offers information commerce services to content providers who want to quickly and easily sell their content on the Internet or CD-ROM. Imark's information commerce services include NET-MAX for Internet web-based content, NET-MAX+ for server push of Internet web-based content, and CD-MAX for CD-ROM based content. NET-MAX was recently awarded the 1997 Information Industry Association (IIA) HotShot award for "best new enabling technology." Imark's services provide capabilities unique to the access, distribution and payment of digital content while giving content providers the ability to price their content in multiple ways. Imark's rapid implementation model presents content providers with a way to quickly begin generating revenue while minimizing initial investment and risk. Imark is traded on the Nasdaq Stock Market, under the symbol MAXX. For more information, contact Imark at
(888) 831-9537 or visit http://www.imarktech.com.

This press release, particularly the statements by Mr. Wiedemer, includes forward-looking statements related to Imark that involve risks and uncertainties including, but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about other factors that could affect Imark's future results, please see the Company's filings with the Security and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ significantly from management's expectations. Copies of those filings are available upon request from Imark's investor relations department.